EXHIBIT 23.1
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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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   The Board of Directors and Stockholders
   AMC Networks Inc. and subsidiaries:

   We consent to the incorporation by reference in the registration statement on Form S-8 of AMC Networks Inc. and subsidiaries ("AMC Networks") of our report dated June 8, 2011, with respect to the consolidated balance sheets of AMC Networks as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholder's equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2010 and the related consolidated financial statement schedule included in AMC Networks' Form 10 filed with the Securities and Exchange Commission on Form 8-K on June 20, 2011.



   /s/ KPMG LLP

   New York, New York
   June 29, 2011